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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                             XBOX TECHNOLOGIES, INC.

         The undersigned Interim Chief Financial Officer of XBOX Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), in accordance with the provisions of
Section 151 thereof, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "BOARD") by the Certificate of Incorporation of the Corporation, the Board on June 26, 2001, adopted the following resolution creating a series of Three Million Two Hundred Thousand (3,200,000) shares of the Corporation's undesignated preferred stock, par value $.10 per share, to be designated as Series B Convertible Preferred
Stock:

         RESOLVED, that pursuant to the authority granted to and vested in this Board of Directors in accordance with the Certificate of Incorporation of the Corporation, a new series of preferred stock is hereby created, and that the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

1. SHARES AND CLASSES AUTHORIZED. Three Million Two Hundred (3,200,000) shares of the Corporation's undesignated preferred stock, par value $.10 per share, that are authorized by Article V of the Corporation's Certificate of Incorporation are designated as Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK").

2.       DEFINITIONS

         2.1 AGREEMENT means the Agreement and Plan of Merger dated as of July 5, 2001, by and among the Corporation, You Acquisition, Inc., a Delaware corporation, and YOUPowered, Inc., a Delaware corporation.

         2.2      BASE PRICE means $0.1797, as adjusted pursuant to Section
                  7.5(d).

         2.3      BOARD has the meaning set forth in the Recitals.

         2.4      CHANGE OF CONTROL has the meaning set forth in Section 3.3.

         2.5 COMMON STOCK means the Corporation's common stock, par value $.10 per share.

         2.6      CONVERSION NOTICE has the meaning set forth in Section 8.2.

         2.7      CONVERSION PRICE has the meaning set forth in Section 7.1.

         2.8 DETERMINATION DATE means the date which is eighteen (18) months from the Effective Date.



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         2.9      DETERMINATION DATE PRICE means the weighted average trading price of the Common Stock for the thirty (30) Trading Days immediately preceding, and including, the Determination Date calculated as follows:

                  (a) On each such Trading Day where more than 1,000 shares of Common Stock are reported as traded (on a national or foreign securities exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, OTC Bulletin Board, National Quotation Bureau, Inc. or other comparable service), the number of shares included in each trade reported on such day shall be multiplied by the reported sales price associated with such trade;

                  (b) On each such Trading Day where there are less than 1,001 shares of Common Stock reported as traded, the closing list price (if the Common Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or the Nasdaq National Market) or the mean between the closing bid and ask prices (if the Common Stock is not so listed, admitted or reported but is reported by the Nasdaq SmallCap Market, OTC Bulleting Board or the National Quotation Bureau, Inc.) shall be multiplied by 1,000 or if there are no trades reported and the Common Stock is not so listed, admitted or reported, $.10 (appropriately adjusted for stock splits, stock dividends or other recapitalizations effecting the Common Stock) multiplied by 1,000;

                  (c)      The aggregate of the products described in (A) and
                           (B) shall be divided by the sum of (i) the total number of traded shares that were included in the calculations described in (A) and (ii) the number of Trading Days described in (B) multiplied by 1,000.

         2.10 DIVIDEND RATE shall mean eight percent (8.0%) per annum of the Redemption Price in effect at the time such dividends are paid.

         2.11     EFFECTIVE DATE has the meaning set forth in the Agreement.

         2.12 ELECTION FORM means the form to be sent to holders of Series B Preferred Stock following the Mandatory Conversion Date on which such holders may elect to receive cash in lieu of shares of Common Stock to be issued upon conversion of the Series B Preferred Stock as described in Section 8.

         2.13 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         2.14 LIQUIDATION PRICE means, for each share of Series B Preferred Stock, the sum of (i) $0.8985 (subject to appropriate adjustments for stock splits and other combinations in the same manner as set forth in Sections 6.5 and 6.6) plus (ii) all accrued and unpaid dividends on shares of the Series B Preferred Stock, whether or not declared, to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock.


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         2.15     MANDATORY CONVERSION DATE means the date on which the
                  Conversion Notice is mailed to holders of outstanding shares of Series B Preferred Stock pursuant to the provisions of
                  Section 8.2.

         2.16 MERGER means the merger of You Acquisition Inc. with and into YOUpowered, Inc. pursuant to the Agreement.

         2.17 REDEMPTION DATE means the date that is three years from the Effective Date.

         2.18 REDEMPTION AMOUNT means, on any date for each share of Series B Preferred Stock, the sum of (i) the Redemption Price then in effect and (ii) all accrued and unpaid dividends on shares of the Series B Preferred Stock, whether or not declared, to and including the Redemption Date.

         2.19     REDEMPTION NOTICE has the meaning set forth in Section 6.2.

         2.20 REDEMPTION PRICE means $0.8985, as such amount may be adjusted from time to time in accordance with Sections 6.5 and 6.6.

         2.21 REVENUE means the revenue of the Corporation, on a consolidated basis, calculated in accordance with U.S. generally accepted accounting principles applied on a basis consistent with past practice.

         2.22     SERIES A PREFERRED STOCK has the meaning set forth in Section
                  3.1.

         2.23     SERIES B PREFERRED STOCK" has the meaning set forth in the
                  Section 1.

         2.24 TRADING DAYS means days on which Nasdaq National Market is open for trading.

         2.25 TRADING PRICE means, with respect to the Common Stock, as of a particular date

                  (a) the closing price of the Common Stock if the Common Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or on the Nasdaq National Market or an equivalent foreign market on which sale prices are reported;

                  (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported, the mean between the closing bid and ask prices as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or

                  (c) if the Common Stock is not so listed or reported, $.10 (appropriately adjusted for stock splits, stock dividends or other recapitalizations effecting the Common Stock).



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3.       VOTING RIGHTS.

         3.1 GENERAL. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each holder of Series B Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock are then convertible, as provided in Section 7, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such stockholders is effected. Except as may be otherwise provided in this Certificate or by agreement, the holders of the Common Stock, the holders of shares of the Corporation's Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the holders of the Series B Preferred Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.

         3.2 QUORUM. For purposes of determining a quorum in accordance with the Company's bylaws, shares of Series A Preferred Stock and Series B Preferred Stock shall be counted on an as-if converted to Common Stock basis including fractional shares.

         3.3 CLASS VOTES BY SERIES B PREFERRED STOCK. For so long as at least fifty percent (50%) of the aggregate number of shares of Series B Preferred Stock issued in connection with the Merger remain outstanding, the Corporation shall not, without the affirmative vote of at least two-thirds of the then outstanding shares of Series B Preferred Stock (voting as a separate class), with each share of Series B Preferred Stock entitled to one vote in each instance:

                  (a) take any action that constitutes or results in amendment or waiver of any provision of the Corporation's Certificate of Incorporation or Bylaws, (except for an amendment to effect (i) a change to the par value of shares of the Corporation's capital stock, including such changes to the Series B Preferred Stock or (ii) a change of the name of the Corporation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series B Preferred Stock or the holders thereof;

                  (b) authorize or issue any new class of additional shares of capital stock having (or any security or other instrument convertible into or exchangeable for shares of capital stock of the Corporation having) priority over the Series B Preferred Stock with respect to the rights and preferences set forth in Sections 4, 5 and 6 hereof; or

                  (c) prior to the eighteen month anniversary of the Effective Date, (i) sell, transfer, lease, license on an exclusive basis or otherwise dispose of all or any substantial part of the assets of the Corporation other than the assets relating to its FullMetrics operations or the Corporation's rights to the name "XBOX"; (ii) consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into



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                           the Corporation or any subsidiary of the Corporation
                           unless immediately following the effective date of such merger or consolidation the securities of the surviving company representing 50 percent or more of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors are held by the stockholders of the Corporation immediately prior to such effective date or by the Corporation, except that any subsidiary of the Corporation may merge into another subsidiary or into the Corporation; (iii) enter into a plan of exchange with any other corporation or entity; (iv) engage in a liquidation, dissolution or similar transaction or
                           (v) enter into an agreement with respect to a tender or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning fifty percent of the aggregate voting power of all classes of capital stock of the Corporation (each of the foregoing events is referred to as a "CHANGE IN CONTROL").

4.       DIVIDENDS.

         4.1 PREFERRED STOCK DIVIDEND PREFERENCE. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to receive cumulative dividends, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable in shares of Common Stock) payable on Common Stock or Series A Preferred Stock of the Corporation at the Dividend Rate. Notwithstanding the foregoing, such cumulative dividends shall be payable only if, as and when declared by the Board.

         4.2      NON-CASH DIVIDENDS. Whenever a dividend provided for in this
                  Section 4 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

         4.3 PAYMENTS ON CONVERSION. All accrued but unpaid dividends, if any, with respect to any Series B Preferred Stock shares shall be cancelled upon conversion in accordance with Section 7.

5.       LIQUIDATION RIGHTS.

         5.1      PREFERENCE OF SERIES B PREFERRED STOCK.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any



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                           amount shall be made in respect of the Common Stock
                           or Series A Preferred Stock, an amount equal to the Liquidation Price for each share of Series B Preferred Stock held. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation shall be distributed ratably to the holders of the Series B Preferred Stock on the basis of the full liquidation preference payable with respect to such Series B Preferred Stock if such liquidation preference was paid in full.

                  (b) In the event of a Change of Control, holders of shares of Series B Preferred Stock may elect to treat such transaction as a liquidation or dissolution for purposes of determining amounts to be received by holders of Series B Preferred Stock and the priority of such receipt.

         5.2 REMAINING ASSETS. If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate amount payable to the holders of the Series B Preferred Stock pursuant to Section 5.1 hereof, then after the payments required by Section 5.1 shall have been made or irrevocably set apart, such assets shall be distributed equally, on a per share basis, among the holders of the Common Stock and Series A Preferred Stock, with shares of Series A Preferred Stock participating on an as-if converted to Common Stock basis including fractional shares.

         5.3 NOTICE. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex, facsimile or courier service to non-U.S. residents, not less than ten (10) days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         5.4 DETERMINATION OF CONSIDERATION. To the extent any distribution pursuant to Sections 5.1 or 5.2 consists of property other than cash, the value thereof shall, for purposes of Sections
                  5.1 or 5.2, be the fair value at the time of such distributions as determined in good faith by the Board.

         5.5 CONVERSION PRIOR TO LIQUIDATING DISTRIBUTIONS. Upon a liquidation, dissolution or winding up of the Corporation, any holder of the Series B Preferred Stock may, at his, her or its option, convert all or a portion of his, her or its Series B Preferred Stock shares into shares of Common Stock and thereby receive distributions with the holders of the Common Stock in lieu of the Liquidation Price applicable to such shares.



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6.       REDEMPTION RIGHTS.

         6.1 SCHEDULED REDEMPTION. To the extent the Corporation shall have funds legally available for such payments, the Corporation shall offer to redeem all of the outstanding shares of Series B Preferred Stock on the Redemption Date for a cash amount per share equal to the Redemption Amount. Any holder of shares of Series B Preferred Stock must accept such offer. If the Corporation shall fail to discharge all or any part of any scheduled redemption obligation pursuant to this Section 6.1 because of insufficient funds or because of state law restrictions on such redemption, the entire amount legally available for the payment of such obligation shall be used to offer to and redeem the shares of the holders of the Series B Preferred Stock ratably in proportion to the full number of shares which they would otherwise be entitled to have redeemed, and the balance of such redemption obligation shall be deferred and shall be discharged in one or more installments as soon as the Corporation shall have funds legally available to permit such redemption, at which time the Board shall promptly fix a date for such redemption and so notify the holders of such shares in writing.

         6.2      REDEMPTION NOTICE. The Corporation shall, not less than ten
                  (10) days prior to the Redemption Date, mail written notice (the "REDEMPTION NOTICE") to each holder of shares of record of Series B Preferred Stock to be redeemed, at such holder's post office address last shown on the records of the Corporation. The Redemption Notice shall state:

                  (a) the number of shares of Series B Preferred Stock held such holder;

                  (b)      the Redemption Amount; and

                  (c) the time, place and manner in which the holder must surrender to the Corporation the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

         6.3 SURRENDER OF STOCK. As soon as practicable after receipt of the Redemption Notice, each holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Within ten (10) business days after receipt of the certificate or certificates being redeemed, the Corporation will send to the holder thereof an amount in cash equal to the number of shares being redeemed by such holder multiplied by the amount equal to the Redemption Amount in effect as of the close of business on the Redemption Date.

         6.4 TERMINATION OF RIGHTS. If the Redemption Notice is duly given, and the aggregate Redemption Amount for all shares being redeemed is made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock that have not been surrendered, all rights with respect to such shares shall forthwith after the



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                  Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Amount without interest upon surrender of their certificates therefor; provided, however, that if the Corporation is notified by a holder of Series B Preferred Stock within thirty (30) calendar days after the Redemption Date that such holder wishes to convert his, her or its shares of Series B Preferred Stock to Common Stock in lieu of receiving the Redemption Amount, such shares will be converted into the number of shares of Common Stock as is determined in accordance with the provisions of Section 7.1.

         6.5 ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation at any time or from time to time after the Effective Date effects a subdivision of the outstanding shares of such Series B Preferred Stock, the Redemption Price for the Series B Preferred Stock then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Effective Date combines the outstanding shares of such Series B Preferred Stock into a smaller number of shares, the Redemption Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

         6.6 ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Effective Date makes or issues or fixes a record date for the determination of holders of shares of the Series B Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of such Series B Preferred Stock, then and in each such event the Redemption Price then in effect shall be decreased as of the time of such issuances or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Redemption Price then in effect by the quotient of (A) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, divided by (B) the total number of shares of the Series B Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Series B Preferred Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Redemption Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Redemption Price for the Series B Preferred Stock shall be adjusted pursuant to this Section 6.6 as of the time of actual payment of such dividends or distributions.

7. OPTIONAL CONVERSION. The holders of the Series B Preferred Stock shall have the following conversion rights:

         7.1 OPTIONAL CONVERSION OF THE SERIES B PREFERRED STOCK. At any time after the Effective Date and prior to the earlier of the Redemption Date and the Mandatory Conversion Date, the Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Common Stock, into such number



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                  of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Price in effect at the time of conversion by $.1797, then multiplying such quotient by each share of Series B Preferred Stock to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the "CONVERSION PRICE") shall at the Effective Time be equal to $.8985 (such initial Conversion Price results in each shares of Series A Preferred Stock being initially convertible into 5 shares of Common Stock). Such initial Conversion Price shall be subject to adjustment, as hereinafter provided.

         7.2 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of the Series B Preferred Stock owned by such holder, the Corporation shall, at its option, pay cash equal to such fraction multiplied by the then effective Conversion Price or round the shares Common Stock to be issued upon conversion up to the nearest whole share.

         7.3 MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, cause its transfer agent to issue and deliver at such office to such holder of Series B Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash, if any, in lieu of any fraction of a share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series B Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.


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         7.4      CERTAIN ADJUSTMENTS TO CONVERSION PRICE FOR STOCK SPLITS,
                  DIVIDENDS, MERGERS, REORGANIZATIONS, ETC.

                  (a) In the event the outstanding shares of Common Stock shall, after the Effective Date be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted on the basis that the holders of Series B Preferred Stock will receive upon conversion, after each such event, a number of shares of Common Stock equal to the number that the holder would hold immediately after such event if the holder had converted all Series B Preferred Stock to shares of Common Stock immediately prior to each such event.

                  (b) In the event of a reclassification, reorganization or exchange (other than described in Section 7.4.a. above) or any consolidation or merger of the Corporation with another Corporation (other than a merger, acquisition or other reorganization which results in a Change of Control which shall have the effect described in Section 8.6), each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

         7.5 DETERMINATION DATE ADJUSTMENT. If, at the close of business on the Determination Date, the Determination Date Price is less than the Base Price then in effect:

                  (a) The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by the quotient of (A) the Base Price then in effect divided by (B) the Determination Date Price. The adjustment to the Conversion Price described in this Section 7.5 shall be effective as of 12:01 a.m. on the day immediately following the Determination Date.



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                  (b)      The Corporation will cause to be issued to holders
                           who converted shares of Series B Preferred Stock into Common Stock prior to the Determination Date an additional number of shares of Common Stock (rounded up to the nearest whole share) equal to the number of shares of Common Stock that were issued in connection with such conversion (as such number is proportionately adjusted for stock splits, reverse stock splits, recapitalizations and other similar events occurring subsequent to such conversion) multiplied by the amount equal to (A) the quotient of
                           (i) the Base Price in effect at the close of business on the Determination Date divided by (ii) the Determination Date Price minus (B) one (1). Certificates representing the shares, if any, of Common Stock to be issued pursuant to this Section 7.5(b) will be mailed to the record holder of the Series B Preferred Stock that was converted within fifteen (15) business days following the Determination Date.

                  (c) If the Determination Date Price is equal to or greater than the Base Price in effect as of the close of business on the Determination Date, then no adjustment will be made to the Conversion Price and no additional shares of Common Stock will be issued pursuant to this Section 7.5.

                  (d) The Base Price may be adjusted from time to time as follows:

                           (i) If the Corporation at any time or from time to time after the Effective Date effects a subdivision of the outstanding shares of Common Stock, the Base Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Effective Date combines the outstanding shares of the Common Stock into a smaller number of shares, the Base Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                           (ii) If the Corporation at any time or from time to time after the Effective Date makes or issues a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Base Price then in effect shall be decreased as of the time of such issuances by multiplying the Base Price then in effect by the quotient of (A) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, divided by (B) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.



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         7.6      NOTICES OF RECORD DATE. In the event of any taking by the
                  Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

8.       MANDATORY CONVERSION

         8.1 EVENTS TRIGGERING MANDATORY CONVERSION. At any time following the Conversion Trigger Date, the Corporation may, subject to the Corporation's ability to comply with Section 8.4, require all holders of shares of Series B Preferred Stock to convert such shares into the number of shares of Common Stock as is determined by dividing the Conversion Price in effect on the Mandatory Conversion Date by $.1797, then multiplying such quotient by each share of Series B Preferred Stock held by such holder to be converted. The "CONVERSION TRIGGER DATE" is the earliest of (i) the first date on which both of the following have occurred on or prior to such date (a) for thirty consecutive Trading Days, the Trading Price has equaled or exceeded one hundred fifty percent (150%) of the Base Price and (b) the Corporation's Revenue has increased at least twenty-five percent (25%) per quarter over the immediately preceding quarter in any three consecutive quarters, the first of which ends on or after ending May 31, 2001 and only commencing once Revenue of the Corporation for any given quarter equals or exceeds $1,500,000 (based on U.S. generally accepted accounting principles consistent with past practices), (ii) the first date on or after August 31, 2002 which ends a twelve month period in which the Corporation's Revenue for such period has increased at least fifty percent (50%) over the immediately preceding twelve month period or
                  (iii) a Change of Control.

         8.2 MECHANICS FOR MANDATORY CONVERSION. The Corporation may effect a mandatory conversion pursuant to a Conversion Trigger Date described in clauses (i) and (ii) of Section 8.1 by mailing a written notice ("CONVERSION NOTICE"), postage prepaid, to each holder of shares of record of Series B Preferred Stock to be converted, at such holder's post office address last shown on the records of the Corporation at any time after the Conversion Trigger Date; provided, however, that the Corporation may not send a Conversion Notice on a day on which the Trading Price as of the close of business on the day immediately preceding such date is less than one hundred fifty percent (150%) of the Base Price then in effect. The Conversion Notice shall be accompanied by the Election Form and shall state:



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                  (a)      the provision in this Certificate of Designation
                           pursuant to which the Series B Preferred Stock are being converted;

                  (b) the number of shares of Series B Preferred Stock held such holder;

                  (c) the number of shares of Common Stock into which such Series B Preferred Stock are to be converted;

                  (d)      the Redemption Amount on the Mandatory Conversion
                           Date; and

                  (e) the time, place and manner in which the holder must surrender to the Corporation the certificate or certificates representing the shares of Series B Preferred Stock to be converted.

         8.3 SURRENDER OF STOCK. As soon as practicable after receipt of a Conversion Notice, each holder of Series B Preferred Stock shall surrender the certificate or certificates therefor, endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the place specified in the Conversion Notice and shall indicate such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, cause its transfer agent to issue and deliver to such holder of Series B Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. In lieu of any fractional share to which any holder would otherwise be entitled to receive upon conversion, the Corporation shall, at its option, pay cash equal to such fraction multiplied by the Conversion Price in effect on the Mandatory Conversion Date or round the shares Common Stock to be issued upon conversion up to the nearest whole share.

         8.4 ELECTION TO RECEIVE CASH. Notwithstanding the provisions of Sections 8.1 or 8.3, in the event of a mandatory conversion effected pursuant to a Conversion Trigger Date described in clauses (i) and (ii) of Section 8.1, if a holder of shares of Series B Preferred Stock shall have elected on the Election Form to receive cash in lieu Common Stock and have delivered such Election Form to the Corporation along with the certificate or certificates representing the shares of Series B Preferred Stock for which such election is made, the Corporation shall pay to such holder the Redemption Amount in effect as of the close of business on the Mandatory Conversion Date (with dividends accrued through the Mandatory Conversion Date rather than the Redemption Date) multiplied by the number of shares of Series B Preferred Stock for which such election was made. Such payment shall be paid to the holder or the holder's nominee as specified in the Election Form.

         8.5 TERMINATION OF RIGHTS. If the Conversion Notice is duly given following a mandatory conversion effected pursuant to a Conversion Trigger Date described in clauses (i) and (ii) of
                  Section 8.1 and a sufficient number of shares of Common Stock are reserved for issuance upon conversion of all outstanding



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

                  shares of Series B Preferred Stock, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock have not been surrendered, all rights with respect to such shares shall forthwith after the close of business on the Mandatory Conversion Date cease and terminate, except only the right of the holders to promptly receive shares of Common Stock (or cash) upon surrender of their certificates therefor. If, on the other hand, the holders of Series B Preferred Stock redeeming his, her or its shares of Series B Preferred Stock surrender such shares and shares of Common Stock issuable upon conversion therefor (or cash) are not forthcoming, such holders of Series B Preferred Stock shall retain all of the rights of a holder of Series B Preferred Stock until such shares are issued (or cash paid).

         8.6 CHANGE OF CONTROL MANDATORY CONVERSION. The Corporation may effect a mandatory conversion pursuant to a Conversion Trigger Date described in clause (iii) of Section 8.1 by mailing at least ten (10) days prior to the consummation of a transaction which results in a Change of Control a notice to all holders of outstanding shares of Series B Preferred Stock describing such contemplated transaction. Any of such holders may, at any time prior to the consummation of transaction, notify the Corporation in writing of its irrevocable election to receive an amount in cash equal to the Redemption Amount in effect as of the close of business on the date of the consummation of the transaction resulting in the Change of Control (with dividends accrued through such date rather than the Redemption
                  Date) multiplied by the number of shares of Series B Preferred Stock held by the holder making such election, provided, however, that such election will be contingent and effective upon the consummation of the transaction that results in the Change of Control. Each outstanding share of Series B Preferred Stock for which no such notification has been received by the Corporation prior to the consummation of the transaction resulting in a Change of Control shall, contingent and effective upon the consummation of such transaction and without further action by the Corporation or the holders thereof, automatically convert into the number shares of Common Stock equal to the Conversion Price in effect at the time of such consummation divided by $.1797.

9. STATUS OF PREFERRED STOCK UPON RETIREMENT. Shares of Series B Preferred Stock which are acquired or redeemed by the Corporation or converted pursuant to Section 7 or 8 shall be retired pursuant to Delaware General Corporation Law Section 243, or any successor provision, and returned to the status of authorized but unissued shares of the Corporation's undesignated preferred stock.

10. COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series B Preferred Stock.

11. WAIVER. Except as prohibited by Delaware or other applicable law or by the Corporation's certificate of incorporation, any of the rights of



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

         the holders of Series B Preferred Stock set forth herein may be waived by the affirmative vote of the holders of two-thirds or more of Series B Preferred Stock then outstanding.




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